Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

September 13, 2021

Thorne HealthTech, Inc.

152 W. 57th Street

New York, NY 10019

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Thorne HealthTech, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (Registration No. 333-257987), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale of up to an aggregate of 10,350,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), including up to 1,350,000 shares issuable upon exercise of an option granted to the underwriters by the Company.

We understand that the Shares are to be resold to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed by the Company as an exhibit to the Registration Statement, to be entered into by and between the Company and the underwriters named therein (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America. On the basis of the foregoing, we are of the opinion that upon the effectiveness of the Company’s Amended and Restated Certificate of Incorporation, a form of which has been filed as Exhibit 3.2 to the Registration Statement, the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

AUSTIN    BEIJING    BOSTON    BRUSSELS    HONG KONG     LONDON     LOS ANGELES    NEW YORK    PALO ALTO

SAN DIEGO    SAN FRANCISCO    SEATTLE     SHANGHAI    WASHINGTON, DC    WILMINGTON, DE

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation